As filed with the Securities and Exchange Commission on March 1, 2011
Registration No. 33-80258

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MCAFEE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0316593 (I.R.S. Employer Identification Number)

2821 Mission College Blvd. Santa Clara, CA (Address of Principal Executive Offices)	95054 (Zip Code)

McAfee Associates, Inc.
Stock Option Plan for Outside Directors
(Full Title of the Plans)

Keith S. Krzeminski
Chief Accounting Officer and
Senior Vice President, Finance
McAfee, Inc.
2200 Mission College Blvd.
Santa Clara, CA  95054
(Name and Address of Agent for Service)

(510) 748-4100
(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Robert Townsend, Esq.
Jackie Liu, Esq.
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
(415) 268-7000

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 33-80258) previously filed by McAfee, Inc., a Delaware corporation (the “Registrant”), on June 10, 1994 (the “Registration Statement”).

On February 28, 2011, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of August 18, 2010, by and among the Registrant, Intel Corporation, a Delaware corporation (“Parent”), and Jefferson Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Registrant (the “Merger”) with the Registrant continuing after the Merger as the surviving corporation. As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, includi ng the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 33-80258) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 1st day of March, 2011.

MCAFEE, INC.

By:	/s/ Keith S. Krzeminski
Keith S. Krzeminski
Chief Accounting Officer and Senior
Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David G. DeWalt	President and Director	March 1, 2011
David G. DeWalt	(Principal Executive Officer)

/s/ Jonathan Chadwick	Executive Vice President and	March 1, 2011
Jonathan Chadwick	Chief Financial Officer
(Principal Financial Officer)

/s/ Keith S. Krzeminski	Chief Accounting Officer and	March 1, 2011
Keith S. Krzeminski	Senior Vice President, Finance
(Principal Accounting Officer)

/s/ Renée James	Chairman of the Board of	March 1, 2011
Renée James	Directors

/s/ Chi Miller	Director	March 1, 2011
Chi Miller

/s/ Don Harbert	Director	March 1, 2011
Don Harbert

/s/ David Law	Director	March 1, 2011
David Law